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                      June 22, 2023

       Elijio V. Serrano
       Chief Financial Officer
       TETRA Technologies, Inc.
       24955 Interstate 45 North
       The Woodlands, Texas 77380

                                                        Re: TETRA Technologies,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-13455

       Dear Elijio V. Serrano:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation